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                          CERTIFICATE OF INCORPORATION

                                       OF

                      PRECISE TECHNOLOGY OF ILLINOIS, INC.


1.    The name of the corporation is Precise Technology of Illinois, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have the authority to issue is One Thousand Five Hundred (1,500); all of such shares shall be without par value.

5.    The name and mailing address of the sole incorporator is as follows:

            Michael D. Schenker     35th Floor, BP America Building
                                    200 Public Square
                                    Cleveland, Ohio 44114-2302

      The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

            Richard L. Kramer       1430 Broadway Avenue
                                    13th Floor
                                    New York, New York 10018

            William L. Remley       1430 Broadway Avenue
                                    13th Floor
                                    New York, New York 10018

6.    The corporation is to have perpetual existence.

7. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

8. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.




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9.    A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

      I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of September, 1995.



 /s/ Michael D. Schenker
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Michael D. Schenker